EXHIBIT 10.10
TAX SHARING AGREEMENT
BY AND BETWEEN
HILLENBRAND INDUSTRIES, INC.
AND
BATESVILLE HOLDINGS, INC.
DATED AS OF MARCH 31, 2008

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

LISTING OF ATTACHMENTS
AND ATTACHED SCHEDULES

Schedule 1.1(c)(1)	Adjustments that Form Part of the Adjusted Allocation Method

Schedule 1.1(c)(2)	Example of Tax Liability Calculation using the Adjusted Allocation Method

Schedule 1.1(oo)	List of taxes included in definition of Income Taxes

Schedule 1.1(ttt)	List of Qualified Tax Counsel

Schedule 3.1(c)	Schedule of Specifically Identified Tax Returns and Tax Return Preparer

Schedule 8.2(c)(iv-1)	Schedule of Audit Exceptions

Schedule 8.2(c)(iv-2)	Schedule of Illustrative List of Documents

Schedule 8.2(g-1)	Form of Power of Attorney

Schedule 8.2(g-2)	Activities Requiring Representative Signature

Schedule 9.1	Listing and Allocation of Tax Attributes

TAX SHARING AGREEMENT
     THIS TAX SHARING AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2008, by and between Hillenbrand Industries, Inc., an Indiana corporation (“RemainCo”), and Batesville Holdings, Inc., an Indiana corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties”.
WITNESSETH:
     WHEREAS, as of the date of this Agreement, RemainCo and its direct and indirect domestic corporate Subsidiaries (including SpinCo and its Subsidiaries) are members of RemainCo Consolidated Return Group;
     WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts two major businesses: (i) the Medical Technology Business and (ii) the Death Care Business;
     WHEREAS, the Board of Directors of RemainCo has determined that it is appropriate, desirable and in the best interests of RemainCo and its shareholders to separate the Medical Technology Business from the Death Care Business;
     WHEREAS, in order to effect such separation, the Board of Directors of RemainCo has determined that it is appropriate, and desirable and in the best interest of RemainCo and its shareholders for RemainCo and certain of its Subsidiaries to enter into a series of transactions whereby, among other things, (i) RemainCo will cause the Medical Technology Subgroup to restructure through a series of internal spin-offs so that various entities within the Medical Technology Subgroup will be owned directly by RemainCo prior to the Distribution, (ii) RemainCo will cause the separation of the Canadian medical technology and death care operations (collectively, (i) and (ii) are referred to as the “Restructuring”), (iii) RemainCo will contribute the Death Care Business and other assets to SpinCo, (iv) RemainCo will distribute its entire ownership interest in SpinCo through a pro-rata distribution of all of the outstanding shares of SpinCo Common Stock then owned by RemainCo to the holders of RemainCo Common Stock (the “Spin”) (collectively, (iii) and the Spin are referred to as the “Distribution”) pursuant to the terms and subject to the conditions of the Distribution Agreement dated as of March 14, 2008 (the “Distribution Agreement”) (the Restructuring and the Distribution may be referred to collectively as the “Plan of Separation”); and (v) the shareholders of RemainCo and SpinCo will vote to change the name of SpinCo to Hillenbrand, Inc. and the name of RemainCo to Hill-Rom Holdings, Inc.;
     WHEREAS, the Restructuring is intended to qualify as tax-free under Sections 351, 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Distribution is intended to qualify as tax-free under Sections 355 and 368 of the Code;

     WHEREAS, subject to Section 8.2, it is the intention of the Parties that all pre-separation U.S. federal, state, and local audits will be managed, controlled and conducted by RemainCo’s, U.S. Federal and State Audit Groups currently located in Batesville, Indiana (the “RemainCo Audit Team”) except as otherwise provided in this Agreement;
     WHEREAS, as a result of and upon the Restructuring and the Distribution, SpinCo and the Subsidiaries of SpinCo will cease to be members of RemainCo affiliated group after the Restructuring and Distribution; and
     WHEREAS, in connection with the Plan of Separation, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.
     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          (a) “AAA” has the meaning set forth in Section 11.4.
          (b) “Action” means any claim, suit, action, mediation, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any mediator, arbitrator or Governmental Authority.
          (c) “Adjusted Allocation Method” shall mean the method used to allocate, as between RemainCo and SpinCo, each Party’s share of a Federal Income Tax Liability with respect to the RemainCo Consolidated Return Group, which shall be determined by allocating to SpinCo the Tax that would result had SpinCo and its Affiliates computed their Taxes on a separate return basis, while the liability of RemainCo and its Affiliates shall be the total Tax liability less what is allocated to SpinCo and its Affiliates. For purposes of this definition, the following shall apply: (i) eliminations for the Consolidated Return Group shall be handled in a manner consistent with past practices, which include the following practices: (A) topside/corporate overhead eliminations of SpinCo and its Affiliates are not included in SpinCo (by way of example, and not limitation, corporate overhead that is eliminated as part of the consolidated return and consolidated financial statements of RemainCo shall be charged to SpinCo and its Affiliates and taken into account in computing the Taxes of SpinCo and its Affiliates on a separate return basis), (B) domestic eliminations of SpinCo and its Affiliates are included as part of SpinCo, and (C) foreign eliminations of SpinCo and its Affiliates are included as part of SpinCo; and (ii) in addition to the adjustments that are applied normally in computing tax liability as if a separate return for the year had been prepared, the additional adjustments set forth on Schedule 1.1(c)(1) shall apply. Attached hereto as Schedule 1.1(c)(2) is an example of how the parties intend for SpinCo to calculate its Tax liability in accordance with the Adjusted Allocation Method.
          (d) “Affiliate” means with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an affiliate of any member of the other Group. Batesville Casket UK Limited is an affiliate of SpinCo. The Batesville Casket Canada division of Hillenbrand Industries Canada Limited is an affiliate of SpinCo. The Hill-Rom Canada division of Hillenbrand Industries Canada Limited is an affiliate of RemainCo.
          (e) “Agreement” has the meaning set forth in the preamble to this Agreement.
          (f) “Applicable Deadline” has the meaning set forth in Section 11.3(b).
          (g) “Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§1-16, as the same may be amended from time to time.
          (h) “Arbitration Demand Date” has the meaning set forth in Section 11.3(a).
          (i) “Arbitration Demand Notice” has the meaning set forth in Section 11.3(a).
          (j) “Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.
          (k) “Audit External Advisor” has the meaning set forth in Section 8.2(c)(iii).
          (l) “Audit Control Party” means the Party responsible for administering and controlling an Audit pursuant to Section 8.2(a), as may be changed from time to time in accordance with Section 8.2(d).
          (m) “Audit Representative” means the Chief Tax Officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).
          (n) “Bankruptcy” means, with respect to a Person:
               (i) the filing of an application by the Person for, or a consent to, the appointment of a trustee of the Person’s assets;
               (ii) the filing by the Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Person’s inability to pay debts as they come due;

               (iii) a general assignment by such Person for the benefit of creditors;
               (iv) the filing by the Person of an answer admitting the material allegations of, or the Person’s consenting to, or defaulting in answering a bankruptcy petition filed against the Person in any bankruptcy proceeding; or
               (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Person bankrupt or appointing a trustee, custodian, receiver or liquidator of such Person’s assets, which order, judgment or decree continues unstayed and in effect for any period of sixty (60) days.
          (o) “Base Rate” means the rate which Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its base lending rate, as in effect from time to time.
          (p) “Bracewell” means Bracewell & Giuliani LLP.
          (q) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Indiana are authorized or obligated by law or executive order to close.
          (r) “Canadian Restructuring Taxes” shall mean the Taxes that are incurred in Canada and ultimately paid to the Canadian Taxing Authorities with respect to the reorganization and transfer of the Death Care Business that is conducted in Canada and with such reorganization and transfer generally described in steps 10 to 20 on pages 6 to 7 and steps 25, 26 and 31 on page 8 of the IRS Ruling.
          (s) “Cash Acquisition Merger” means a merger of a newly-formed Subsidiary of SpinCo with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned, directly or indirectly, by SpinCo) solely for cash pursuant to which SpinCo acquires such corporation, limited liability company, limited partnership, general partnership or joint venture and no Equity Security of SpinCo or any SpinCo Affiliates are issued, sold, redeemed or acquired, directly or indirectly.
          (t) “Code” has the meaning referred to in the recitals to this Agreement.
          (u) “Combined Jurisdiction” means, for any taxable period, any jurisdiction in which SpinCo or a SpinCo Affiliate is included in a consolidated, combined, unitary return with RemainCo or a RemainCo Affiliate for state Income Tax or Other Tax purposes.
          (v) “Combined Return” means any combined, unitary, or consolidated return or report used in the determination of a state Income Tax or Other Tax liability.
          (w) “Combined State Taxes” means the Income Taxes or Other Taxes shown on a Combined Return that is filed in a Combined Jurisdiction for any Pre-Distribution Tax Period or for any Straddle Period, as the case may be.

          (x) “Correlative Adjustment” means a disallowance of an item of deduction, loss or credit which cannot be carried forward (or an increase of an item of income or gain) that is related or attributable to the Assets of a Party or that Party’s Affiliates, that is included in a Tax Return for a Pre-Distribution Tax Period or the portion of a Straddle Period ending on the Distribution Date, and that results in a correlative increase of an item of deduction, loss or credit (or reduction of an item of income or gain) with respect to another Party or that Party’s Affiliates with respect to such period or periods.
          (y) “Correlative Detriment” has the meaning set forth in Section 4.1(b).
          (z) “Death Care Business” means the manufacture and/or sale of funeral service products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products, including the SpinCo Business.
          (aa) “Distribution” or “Distributions” has the meaning set forth in the recitals to this Agreement and includes the distributions described in the IRS Ruling and the Tax Representation Letters.
          (bb) “Distribution Agreement” has the meaning set forth in the recitals to this Agreement.
          (cc) “Distribution Date” means the date on which the Spin is effectuated pursuant to the Distribution Agreement.
          (dd) “Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Distributions to qualify under Section 355(a) or (c) of the Code or, if applicable, Section 361(c) of the Code, or the application of Section 355(e) of the Code to the Distributions (or the failure to qualify under or the application of corresponding provisions of the Laws of other jurisdictions); or (b) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of any transaction undertaken in connection with or pursuant to the Plan of Separation to qualify for tax-free treatment, in whole or in part, but, with respect to both (a) and (b) above, only to the extent that such qualification or tax-free treatment was claimed by one or more of the Parties on a Tax Return for a Pre-Distribution Tax Period or a Straddle Period.
          (ee) “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.
          (ff) “Effective Time” in lieu means 12:01 a.m. on the date next following the Distribution Date.
          (gg) “Employee Matters Agreement” means the Employee Matters Agreement dated as of March 31, 2008 among RemainCo and SpinCo.

          (hh) “Equity Security” means stock or other equity securities treated as stock for Tax purposes, or option, warrants, rights, convertible debts, or any other instruments or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of the stock.
          (ii) “Escalation Notice” has the meaning set forth in Section 11.2(a).
          (jj) “Fault” has the meaning set forth in Section 5.4(c).
          (kk) “Federal Income Tax Liability” means any liability imposed under Subtitle A of the Code and any related interest and any penalties, additions to such Tax, or additional amounts imposed with respect thereto.
          (ll) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:
               (i) a Final Determination as defined in the Judgment Sharing Agreement;
               (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;
               (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or
               (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
          (mm) “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory, administrative or governmental authority
          (nn) “Group” means RemainCo Group or SpinCo Group, as the context requires.
          (oo) “Income Taxes” mean:
               (i) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (oo)(i) above;
               (ii) all U.S., state, local or non-U.S. franchise Taxes;
               (iii) all U.S. state and local Taxes or non-U.S. Taxes not otherwise included in (a) or (b) above that are listed on Schedule 1.1(oo); and
               (iv) including in the case of each of (i), (ii), and (iii) above, any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.
          (pp) “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.
          (qq) “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.
          (rr) “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.
          (ss) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.
          (tt) “IRS Ruling” means the IRS PLR #131586-07 dated November 7, 2007 issued to RemainCo, and any supplemental materials submitted to the IRS relating thereto, and any other separate or supplemental IRS private letter rulings received by RemainCo with respect to the Plan of Separation and the IRS Ruling.
          (uu) “Judgment Sharing Agreement” means the Judgment Sharing Agreement dated as of March 14, 2008 among RemainCo, SpinCo and Batesville Casket Company, Inc.
          (vv) “Law” means any foreign, federal, state or local statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect.
          (ww) “LIBOR” means the British Bankers Association London Interbank Offered Rate, as it is published by Reuters, or any successor to or substitute for such service providing rate quotations of the British Bankers Association London Interbank Offered Rate, at approximately 11:00 a.m., London time. In the event that such British Bankers Association London Interbank Offered Rate is not available at such time for any reason, then LIBOR shall be the rate at which dollar deposits of $10 million and for a maturity of one (1) week are offered by the principal London office of Citibank in the London Interbank market at approximately 11:00 a.m., London time.

          (xx) “Medical Technology Business” means the manufacture or sale of non-implantable devices or any other existing business line conducted by Hill-Rom, Inc. and its Subsidiaries immediately prior to the Distribution (including medical technologies and related services for the health care industry, such as, for example, patients support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and workflow technology solutions).
          (yy) “Medical Technology Subgroup” is comprised of, inter alia, Hill-Rom, Inc., Hill-Rom Manufacturing, Inc., Hill-Rom Services, Inc., Hill-Rom Company Inc., and Allen Medical Systems, Inc.
          (zz) “No-Fault Sharing Percentages” shall mean the RemainCo No Fault Percentage and the SpinCo No Fault Percentage.
          (aaa) “Non-Income Tax Returns” means all Tax Returns other than Income Tax Returns.
          (bbb) “Non-Preparing Party” has the meaning set forth in Section 3.3.
          (ccc) “Other Agreements” has the meaning ascribed to such term in the Distribution Agreement.
          (ddd) “Other Taxes” means all Taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, and unemployment Taxes.
          (eee) “Participating Party” has the meaning set forth in Section 8.2(c)(i).
          (fff) “Party” has the meaning set forth in the preamble to this Agreement.
          (ggg) “Person” means an individual, a limited or general partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a Governmental Authority.
          (hhh) “Plan of Separation” has the meaning set forth in the recitals to this Agreement.
          (iii) “Post-Distribution Tax Audit” means any Audit with respect to a Tax Return or any Tax that may be owing with respect to a Post-Distribution Tax Period.
          (jjj) “Post-Distribution Tax Returns” means, collectively, all Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.
          (kkk) “Post-Distribution Tax Period” means a Tax year beginning and ending after the Distribution Date.
          (lll) “Pre-Distribution Non-Income or Non-U.S. Tax Audit” means any Audit related to any (a) U.S. federal, state, or local Taxes other than Income Taxes, or (b) any non-U.S. Taxes, in each case with respect to a Tax Return filed, or allegedly required to be filed, for any

Pre-Distribution Tax Period or Straddle Period; provided, however, this term shall not include any Audit that is a Pre-Distribution Transfer Pricing Tax Audit, a Pre-Distribution Payroll Tax Audit, or a Pre-Distribution RemainCo Qualified Plan Tax Audit.
          (mmm) “Pre-Distribution Payroll Tax Audit” means any Audit for a Pre-Distribution Tax Period or Straddle Period of payroll taxes.
          (nnn) “Pre-Distribution Qualified Plan Tax Audit” means any Audit for a Pre-Distribution Tax Period or Straddle Period of RemainCo with respect to a qualified plan that is the subject of the Employee Matters Agreement.
          (ooo) “Pre-Distribution Tax Period” means a Tax year beginning and ending on or before the Distribution Date.
          (ppp) “Pre-Distribution Tax Returns” means, collectively, all Tax Returns required to be filed by a Party or its Affiliates for a Pre-Distribution Tax Period.
          (qqq) “Pre-Distribution Transfer Pricing Tax Audit” means any Audit of any Income Taxes related to or arising from (a) an intercompany transfer pricing adjustment under Section 482 of the Code and the Treasury Regulations thereunder, or an analogous provision under U.S. federal, state and local or non-U.S. Law, or (b) a determination that the activities of a Party or its Affiliates give rise to a “permanent establishment,” presence, or nexus in any jurisdiction that could subject it to Income Tax there, in each of (a) and (b), for any Pre-Distribution Tax Period or Straddle Period.
          (rrr) “Pre-Distribution U.S. Income Tax Audit” means any Audit of any U.S. federal, state, or local Income Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Period; provided, however this term shall not include any Audit that is a Pre-Distribution Transfer Pricing Tax Audit, a Pre-Distribution Qualified Plan Tax Audit, or a Pre-Distribution Payroll Tax Audit.
          (sss) “Preparing Party” has the meaning set forth in Section 3.2(a).
          (ttt) “Qualified Tax Counsel” means any of the law firms listed on Schedule 1.1(ttt).
          (uuu) “Refund” means any refund of Taxes (including any overpayment of Taxes for a period ending on or prior to the Distribution Date that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt of the refund.
          (vvv) “RemainCo” has the meaning set forth in the recitals to this Agreement.
          (www) “RemainCo Audit Team” has the meaning referred to in the recitals to this Agreement.

          (xxx) “RemainCo Consolidated Return Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which RemainCo is the common parent prior to the Distribution Date.
          (yyy) “RemainCo Group” means RemainCo and the Subsidiaries of RemainCo other than members of SpinCo Group.
          (zzz) “RemainCo No Fault Percentage” shall have the meaning and the percentage set forth in Section 5.5.
          (aaaa) “RemainCo Pension Plan Assets” shall have the meaning set forth in the Employee Matters Agreement.
          (bbbb) “RemainCo Sharing Percentage” shall mean seventy-nine percent (79%).
          (cccc) “Requesting Party” shall have the meaning set forth in Section 5.4.
          (dddd) “Restriction Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.
          (eeee) “Restructuring” has the meaning set forth in the recitals to this Agreement.
          (ffff) “Restructuring Taxes” shall mean any Tax, other than a Distribution Tax, that is incurred by a Party as a result of a transaction or asset transfer occurring on or before the Distribution Date that was in connection with or in contemplation of the Distribution of SpinCo and that was undertaken to accomplish the Restructuring, which for purposes of this definition shall include the transactions described and set forth as steps one (1) to thirty-three (33) on pages five to nine of the IRS Ruling.
          (gggg) “Risk Affiliate” shall mean Sycamore Insurance Company, a South Carolina corporation that was merged into RemainCo effective 9/30/2007, and any other company that has existed within the RemainCo Consolidated Return Group prior to the Distribution Date and that was in the same line of business as Sycamore Insurance Company.
          (hhhh) “Rules” has the meaning set forth in Section 11.5.
          (iiii) “Ruling Documents” means the IRS Ruling request, the attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the IRS Ruling request.
          (jjjj) “Ruling Request” means the IRS private letter ruling request filed by RemainCo with the IRS dated July 6, 2007, and the various supplements to such request pertaining to certain Tax aspects of the Restructuring and Distribution, all of which resulted in the IRS Ruling.
          (kkkk) “Separate Return” means any state return or report used in the determination of a state Income Tax or Other Tax liability that is not a Combined Return.

          (llll) “Separate State Taxes” means the Income Taxes or Other Taxes shown on a Separate Return.
          (mmmm)“Spin” has the meaning set forth in the recitals of this Agreement.
          (nnnn) “SpinCo” has the meaning set forth in the recitals in this Agreement.
          (oooo) “SpinCo Business” means all business and operations (including related joint ventures and alliances) of any member of the SpinCo Group immediately prior to the Distribution.
          (pppp) “SpinCo Combined State Tax Liability” means, with respect to any taxable period (or portion thereof) in the Pre-Distribution Period, an amount of Combined State Taxes that are allocated to SpinCo pursuant to Section 2.2.
          (qqqq) “SpinCo Group” means SpinCo and the Subsidiaries of SpinCo after the Restructuring and the Distribution.
          (rrrr) “SpinCo No Fault Percentage” shall have the meaning and percentage set forth in Section 5.5.
          (ssss) “SpinCo Sharing Percentage” shall mean twenty-one percent (21%).
          (tttt) “Straddle Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party and its Affiliates for a Straddle Period.
          (uuuu) “Straddle Period Tax Audit” means any Audit with respect to a Tax Return or any Tax that may be owing with respect to a Straddle Period.
          (vvvv) “Straddle Period” means a Tax year beginning before the Distribution Date and ending after the Distribution Date.
          (wwww) “Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body, in each case including its successors or assigns; provided, however, that for purposes of this Agreement, no member of the SpinCo Group shall be deemed to be a Subsidiary of any member of the RemainCo Group.
          (xxxx) “Supplemental Ruling” means any IRS private letter ruling issued in connection with the Restructuring and/or Distribution other than the IRS Ruling Request.
          (yyyy) “Supplemental Ruling Documents” means the Supplemental Ruling Request, the attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Supplemental Ruling.
          (zzzz) “Tax” or “Taxes” whether used in the form of a noun or adjective, means taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges, or withholdings of any nature. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.
          (aaaaa) “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law, including the tax attributes listed on Schedule 9.1.
          (bbbbb) “Tax Benefit Actually Realized” means with respect to a Party and its Subsidiaries the actual reduction in Taxes due and payable determined only with respect to the referenced taxable year or any prior taxable year, and is equal to the sum of:
                    (i) the excess (if any) of (i) the amount of Taxes that the Party and its Subsidiaries would have owed in such taxable years (excluding the effect of any carryforwards of net operating or capital losses or Tax credits to such year) had there been no payment or event giving rise to such a determination, over (ii) the amount of Taxes actually paid by the Party and its Subsidiaries in such taxable years (excluding the effect of any carryforwards of net operating losses or capital losses or Tax credits to such year) after taking into account such payment or determination; and
                    (ii) the excess (if any) of (i) the amount of the Refund actually received by the Party and its Subsidiaries with respect to such taxable years or any carryback year (excluding the effect of any carryforwards of net operating losses or capital losses or Tax credits to such year) as a result of the carryback of Tax items to prior taxable years after taking into account such payment or determination, over (ii) the amount of the Refund that the Party and its Subsidiaries would have been entitled to receive with respect to such taxable years or any carryback year (excluding the effect of any carryforwards of net operating losses or capital losses or Tax credits to such year) as a result of the carryback of Tax items to prior taxable years had there been no payment or event giving rise to such a determination.
The Tax Benefit Actually Realized shall be computed based on the actual U.S. or non-U.S. income tax rates applicable to the Party and its Subsidiaries during the applicable tax year; provided, however, that if the Tax Benefit Actually Realized includes a U.S. federal Income Tax benefit attributable to the deduction of interest included in Taxes, then the Parties shall assume that the applicable U.S. federal, state and local Income Tax rate is thirty-eight percent (38%) in lieu of the applicable Party’s and its Subsidiaries’ actual U.S. federal, state and local Income Tax rate.
          (ccccc) “Tax-Free Status” means the qualification of a Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).
          (ddddd) “Tax Group” means any U.S federal, state, local or non-U.S. affiliated, consolidated, combined, unitary or similar group that files a Tax Return or Tax Returns.
          (eeeee) “Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by Bracewell to RemainCo or any of its Affiliates in connection with the Plan of Separation.
          (fffff) “Tax Package” means the information and documents in the possession of a Party or its Affiliates that are reasonably necessary for the preparation of a Tax Return by the other Party or its Affiliates, assembled in all material respects consistent with past Tax reporting practices of RemainCo and its Affiliates.
          (ggggg) “Tax Representation Letter” means any letter containing certain representations and covenants issued by RemainCo, any of its Affiliates or any of its shareholders to Bracewell or RemainCo in connection with the Tax Opinions.
          (hhhhh) “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.
          (iiiii) “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).
          (jjjjj) “Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          (kkkkk) “Unanticipated Taxes” shall have the meaning set forth in Section 2.1(c).
          (lllll) “Unqualified Tax Opinion” means an unqualified “should” level opinion of Qualified Tax Counsel, which opinion is reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes, including confirmation in accordance with Circular 230 or otherwise that may be provided for purposes of avoiding any applicable penalties or additions to Tax.
          (mmmmm) “U.S.” means the United States.

     Section 1.2 References to Time. All references in this Agreement to times of the day shall be to Batesville, Indiana time, except as otherwise specifically provided herein.
     Section 1.3 Effective Time.
          (a) The Parties acknowledge that the Plan of Separation contemplates a series of interrelated and intermediate internal transactions undertaken preparatory to and in contemplation of the Distributions that must be completed prior to the Effective Time in order to align, reorganize and properly capitalize the Medical Technology Business and the Death Care Business.
          (b) Notwithstanding that these interrelated and intermediate internal transactions must be given effect prior to the Spin, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.
ARTICLE II
RESPONSIBILITY FOR PAYMENT OF TAXES
     Section 2.1 Income Taxes and Other Taxes.
          (a) SpinCo shall be responsible for the payment of all Income Taxes and Other Taxes:
               (i) for any Pre-Distribution Tax Period allocated to SpinCo and its domestic Affiliates in accordance with Section 2.2, if such Tax is attributable to the Death Care Business;
               (ii) for any Pre-Distribution Tax Period allocated to SpinCo and its foreign Affiliates in accordance with Section 2.2, if such Tax is attributable to the Death Care Business;
               (iii) for any Pre-Distribution Tax Period allocable to SpinCo and its Affiliates in accordance with Section 2.2 in which a Combined Return is being filed in a Combined Jurisdiction that includes a SpinCo Combined State Tax Liability if such Tax is attributable to the Death Care Business;
               (iv) for any Straddle Period allocated to SpinCo and its domestic Affiliates in accordance with Section 2.2 if such Tax is attributable to the Death Care Business;
               (v) for any Straddle Period allocated to SpinCo and its foreign Affiliates in accordance with Section 2.2, if such tax is attributable to the Death Care Business;
               (vi) for any Post-Distribution Tax Periods of SpinCo Group;
               (vii) with respect to any Restructuring Taxes allocated to SpinCo under Section 2.2;

               (viii) imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws or regulations on SpinCo or its Affiliates as a result of such company being a member of a consolidated combined, or unitary group with RemainCo or any RemainCo Subsidiary during any Tax period to the extent attributable to the Death Care Business; and
               (ix) any Taxes that arise by Audit or a Final Determination of an Audit and which are specifically allocated to SpinCo under Section 8.3.
          (b) RemainCo shall be responsible for the payment of all Income Taxes and Other Taxes which are not specifically the obligation of SpinCo under Section 2.1(a), above.
          (c) In connection with the allocation of Taxes that are made under Section 2.2, or under Section 8.3 if such Tax arises from a Final Determination on Audit, it has been the intent and desire of the Parties to identify all Taxes and situations giving rise to Taxes of which they are aware and provide specific provisions in this Agreement for the allocation of the payment or liability of such Taxes. Notwithstanding the efforts of the Parties to do so, it is understood by the Parties that there may be circumstances giving rise to Tax that the Parties did not understand or contemplate in the course of preparing this Agreement (the “Unanticipated Taxes”). In the event there are Unanticipated Taxes, the Parties agree that the amount of such Unanticipated Taxes shall be calculated and each Party’s share allocated in accordance with the various principles that underlie the provisions of Section 2.2 and that the Parties shall in good faith work together to mutually determine a fair allocation for the payment of such Unanticipated Taxes as between the Parties.
     Section 2.2 Allocation of Taxes.
          (a) SpinCo or any of its Affiliates shall, to the extent permitted by Applicable Law, treat the day after the Distribution Date as the first day of its taxable period under applicable United States Federal, state, local or foreign Tax laws and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.2(a) shall not be construed to require RemainCo to change its taxable year.
          (b) Unless to do so specifically conflicts with the allocations set forth after this Section 2.2(b), transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, SpinCo or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post-Distribution Tax Period of SpinCo or an SpinCo Affiliate, as appropriate.
          (c) Any Income Taxes for a Straddle Period with respect to SpinCo and/or its Affiliates (or entities in which SpinCo or its Affiliates have an ownership interest) shall, for purposes of this Agreement, be determined, unless otherwise provided in this Agreement, using a closing of the books and records of SpinCo and its Affiliates as of the close of business on the Distribution Date, provided that exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution date, on the other hand. To the extent possible, (a) Other Taxes shall be determined by means of a closing of the books and (b) the methodology used to allocate such Taxes for the Pre-Distribution Tax Periods shall be used to allocate Taxes for Straddle Periods
          (d) The Federal Income Tax Liability for the RemainCo Consolidated Return Group for the Pre-Distribution Tax Period ending September 30, 2007 and for the Straddle Period from October 1, 2007 until the Distribution Date shall be allocated between RemainCo and SpinCo pursuant to the Adjusted Allocation Method. Any Federal Income Tax Liability for the RemainCo Consolidated Return Group for a Pre-Distribution Tax Period other than the Pre-Distribution Tax Periods or portions thereof described in the preceding sentence shall be allocated to RemainCo.
          (e) The Combined State Taxes with respect to any Combined Return for any Pre-Distribution Tax Period ended September 30, 2007 or any Straddle Period shall be allocated between RemainCo and SpinCo as follows: (i) the Combined State Taxes on such Combined Return, before applying any credits, shall be allocated among the RemainCo Group and SpinCo Group based on the relative proportion of the total income of each Group, before apportionment compared to the total income of both Groups before apportionment (or, if the Combined State Taxes on such Combined Return are based on something other than income, the relative proportion of the total tax base of each Group, before apportionment, compared to the total tax base of both Groups before apportionment), less (ii) the credits applicable to each Group. For example, if the tax base for a particular Combined Return is federal taxable income, the total federal taxable income for RemainCo, SpinCo and their Affiliates included on the Combined Return, before apportionment is $100,000,000, of which $40,000,000 is attributable to the SpinCo Group, forty percent (40%) of the Combined State Taxes with respect to such Combined Return, before application of credits, shall be attributed to the SpinCo Group. If there are credits on the Combined Return attributable to the SpinCo Group, the amount of the Combined State Taxes attributed to the SpinCo Group shall be further reduced by the amount of such credits.
          (f) Any Separate State Taxes with respect to any Separate Return for any Pre-Distribution Tax Period or any Straddle Period shall be allocated to the Party as to which it or its Affiliate had the legal obligation under applicable law for filing such Separate Return.
          (g) Any foreign Taxes for any Pre-Distribution Tax Period or any Straddle Period shall be allocated to the Party or its Affiliate whose business operations resulted in the foreign Tax, with such determination to be made in a manner consistent with the Adjusted Allocation Approach..
          (h) Each Party shall be responsible for the Income Taxes or Other Taxes attributable to it or its Affiliates for a Post-Distribution Period.

          (i) For the Pre-Distribution Tax Period ending September 30, 2007 and any portion of a Straddle Period ending on the Distribution Date, Payroll and unemployment Taxes shall be allocated among the Parties based on which Party or its Affiliate, pursuant to the practices within the RemainCo Consolidated Return Group, had the obligation for the payment of the employment expense of the employees who performed the services that are the subject of the payroll and unemployment Tax as determined on a basis consistent with the Parties’ past practices. Any taxes that arise as a result of an Audit shall be allocated on the same basis.
          (j) Sales Taxes, use Taxes and similar Taxes shall be allocated to the Party that sold, or whose Affiliates sold, the property or rendered the services that generated the Tax.
          (k) Except for any Canadian Restructuring Taxes that may be incurred and paid, any other Restructuring Taxes shall be allocated to RemainCo using the RemainCo No Fault Percentage and to SpinCo using the SpinCo No Fault Percentage. If there are Canadian Restructuring Taxes that are incurred and paid, SpinCo shall pay such Taxes to the extent that SpinCo is able to realize a current or deferred tax benefit from the income or gain realized that resulted in the payment of such Taxes. The amount of the current or deferred tax benefit shall be valued using a net present value and for purposes of this sentence, any determination of net present value shall be determined using a discount rate equal to the US Treasury rate for securities with a term in nature similar to the deferred tax benefit.. To the extent the Canadian Restructuring Taxes exceed the net present value of the current and future benefit available to SpinCo, the excess portion shall be allocated between and paid by RemainCo and SpinCo as Restructuring Taxes are otherwise allocated and paid above; Other than with respect to the treatment and payment of Canadian Restructuring Tax pursuant to the preceding sentence, to the extent that any Tax is included in the definition of Restructuring Taxes and is otherwise allocated differently under this Section 2.2, the allocation applicable to Restructuring Taxes hereunder shall control to the extent such Tax or portion thereof is included in the definition of Restructuring Taxes.
          (l) Any Taxes that result from the transfer from RemainCo to SpinCo of liability loss reserves with respect to the reserves attributable and carried on the tax books of a Risk Affiliate that are being transferred to SpinCo with respect to the Distribution shall be borne and paid by SpinCo, provided that SpinCo is entitled to claim a deduction in computing its Taxes for any payments in satisfaction of liabilities attributable or related to such liability loss reserves.
          (m) Taxes other than those specified above that are primarily attributable to a Party or its Affiliates shall be allocated to such Party. For example, personal property Taxes shall be allocated to the Party that owned or whose Affiliates owned the property that generated the Tax.
          (n) Any other Income Taxes or Other Taxes that are not specifically allocated to either RemainCo or SpinCo pursuant to any of the provisions above shall be allocated as between RemainCo and SpinCo in a manner that is consistent with the preceding principles of allocation.
     Notwithstanding the specific allocations of Taxes set forth above, the following shall control:

               (i) If there is a conflict between the above provisions of this Section 2.2 with respect to a Party’s responsibility for Taxes and the allocation of liability for Taxes that arise upon a Final Determination of an Audit as provided in Sections 8.3(c) through (f), the provisions of Sections 8.3 (c) through (f) shall control;
               (ii) The tax deductions, tax benefits and allocation of Taxes as between RemainCo and SpinCo for the executive deferred compensation liabilities of RemainCo that are being assumed by SpinCo pursuant to the terms and provisions of the Employee Matters Agreement shall be governed by Schedule 2.03(e) to the Distribution Agreement; and
               (iii) Except as expressly provided in this Section 2.2 and Article VIII, SpinCo shall have no liability for Taxes for periods ending prior to September 30, 2007.
     Section 2.3 Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article II shall be paid or caused to be paid by such Party prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article II shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VII.
     Section 2.4 Credit or Refund of Estimated Payments by SpinCo. As of the Distribution Date, in accordance with the normal practices and procedures of the RemainCo Consolidated Return Group, SpinCo and its Affiliates will have made certain advances and payments with respect to Taxes for the Pre-Distribution Tax Period ending September 30, 2007 and the portion of any Straddle Period up to the Distribution Date that are attributable to SpinCo and its Affiliates and the Death Care Business. To the extent any such payments have been made, such payments shall be credited to the amounts owing pursuant to this Article II and to the extent there has been an overpayment with respect to payments under this Article II, such overpayment shall be refunded or applied with respect to the other amounts owing under this Article II.
ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
     Section 3.1 Preparation of Returns.
          (a) RemainCo shall prepare and file:
               (i) All Tax Returns for RemainCo and its Affiliates for Pre-Distribution Tax Periods for all jurisdictions;
               (ii) All Tax Returns for SpinCo and its Affiliates for all Pre-Distribution Tax Periods that pertain only to SpinCo and its Affiliates;
               (iii) All Tax Returns for RemainCo and its Affiliates for Post-Distribution Tax Periods;
               (iv) All Tax Returns for the RemainCo Consolidated Return Group and RemainCo Group and all Combined Return in any Combined Jurisdiction;

               (v) All Tax Returns for RemainCo and its Affiliates (including SpinCo and its Affiliates) for Straddle Periods;
               (vi) All Separate Returns for RemainCo and its Affiliates; and
               (vii) All other Tax Returns with respect to either RemainCo and its Affiliates or SpinCo and its Affiliates that are not specifically the responsibility of RemainCo or SpinCo to prepare under Sections 3.1(a) or 3.1(b), hereof.
          (b) SpinCo shall prepare and file:
               (i) All Tax Returns for SpinCo and its Affiliates for any Straddle Period that pertains only to SpinCo and its Affiliates;
               (ii) All Separate Returns for SpinCo and its Affiliates; and
               (iii) All Tax Returns for SpinCo and its Affiliates for all Post-Distribution Tax Periods.
          (c) Notwithstanding anything herein to the contrary with respect to the preparation of Tax Returns under Section 3.1(a) or 3.1(b), the specifically identified Tax Returns described on Schedule 3.1(c) attached hereto, if any, shall be prepared by the Party specifically identified as having the responsibility for the preparation of such Tax Return on Schedule 3.1(c).
     Section 3.2 Procedures Relating to the Preparation and Filing of Tax Returns.
          (a) RemainCo, with respect to those Tax Returns prepared by RemainCo described in Section 3.2(a), SpinCo, with respect to those Tax Returns prepared by SpinCo described in Sections 3.2(b) (in each case, the “Preparing Party”) shall prepare and file or cause to be prepared or filed such Tax Returns in a manner consistent with past Tax reporting practices of the Parties and their Affiliates. The Preparing Party shall provide the other Party with a draft of each Income Tax Return with respect to a Pre-Distribution Tax Period or a Straddle Period at least 30 days prior to the due date for filing thereof, if such draft shows Tax for which the other Party is responsible pursuant to this Agreement. The other Party shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Income Tax Return within 7 days following its receipt thereof. The Preparing Party and the other Party shall attempt in good faith mutually to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing thereof; provided, that the failure to resolve all disagreements prior to such date shall not relieve the Preparing Party of its obligation to file (or caused to be filed) any such Income Tax Return.
          (b) Unless otherwise required by the applicable laws, regulations, rulings or other requirements of a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, Distribution Agreement, Tax Ruling, Ruling Documents, Tax Opinion, or Representation Letter. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement. This provision shall not restrict the right of any Party or its Affiliates to file such disclosure statements as they deem appropriate or necessary to comply with applicable laws or regulations with respect to required disclosures on a Tax Return.
          (c) Within 30 days after the determination of any SpinCo Tax Attributes by RemainCo, RemainCo shall notify SpinCo of the Tax Attributes associated with SpinCo and each of its Affiliates, and the Tax bases of the assets and liabilities transferred to SpinCo in connection with the Restructuring and Distribution. Any changes in such Tax Attributes or Tax bases arising thereafter by reason of an Audit of which RemainCo is the Audit Control Party shall be communicated by RemainCo to SpinCo within 30 days after such change is made or there is a Final Determination of such change.
     Section 3.3 Tax Information Exchange and Tax Services. In connection with each Tax Return required under this Agreement to be prepared by the Preparing Party designated to prepare the Tax Return under Section 3.1 after the date hereof, upon the Preparing Party providing written notice to the other Party who is not the Preparing Party (the “Non-Preparing Party”), the Non-Preparing Party shall provide the Preparing Party, no later than 90 days after such written request from Preparing Party, a Tax Package for the purpose of preparing such Tax Return. Non-Preparing Party shall timely furnish to Preparing Party such additional information and documents as Preparing Party may reasonably request. The Parties acknowledge that such information may include materials regarding accounting, accounting records, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the business of the Non-Preparing Party related to the Tax treatment of such business. Upon request by Preparing Party, an appropriate officer of Non-Preparing Party shall provide written certification that, to such officer’s best knowledge and belief, all information provided pursuant to this Section 3.3(a) is accurate and complete in all material respects. Non-Preparing Party shall also make available employees and officers of Non-Preparing Party and its Affiliates as Preparing Party may reasonably request in connection with such Tax Return preparation by Preparing Party. Non-Preparing Party shall be responsible for the internal costs (without reimbursement from Preparing Party) of furnishing to Preparing Party the Tax Package, additional information, documents and employees and officers provided for in this Section 3.3(a). Preparing Party shall provide the relevant information contained in the Tax Package in the format required by the IRS (or analogous state, local, or foreign agency) for electronic filing.
     Section 3.4 Reasonable External Costs and Expenses. To the extent a Party incurs reasonable costs and expenses with a third party for purposes of complying with the provisions of this Article III, including, without limitation, the preparation of the Tax Returns to be prepared thereunder, such costs and expenses shall be borne in the same proportion as the Taxes being reported on the Tax Return to which such costs and expenses relate. In the event that the Tax Return being prepared is not for the purpose of reporting Taxes but is rather an informational Tax Return, the Party charged with the responsibility of preparing such Tax Return shall bear the cost and expense of preparing and filing such Tax Return.

ARTICLE IV
REFUNDS, CARRYBACKS AND
AMENDED TAX RETURNS
     Section 4.1 Refunds.
          (a) Each Party shall be entitled to Refunds that relate to Taxes for which it is responsible under Article II of this Agreement.
          (b) Notwithstanding Section 4.1(a), to the extent a claim for a Refund is reasonably likely to result in a Correlative Detriment to one or more of the Parties, any such Refund that is received by one or more of the Parties shall, and only to the extent thereof, be paid proportionately to the Parties that are reasonably likely to realize such detriment. A “Correlative Detriment” is an increase in a current year Tax payment obligation by a Party or a reduction in a current year Tax benefit of a Party not otherwise entitled to a Refund under the prior sentence that occurs as a direct result of the Tax position that is the basis for the Refund or the claim therefor. By way of example, if SpinCo were to generate a net operating loss for a Post-Distribution Tax Period and such loss was carried back to a Pre-Distribution Tax Period and resulted in a Refund, but at the same time reduced the amount of a foreign tax credit available to RemainCo for such Pre-Distribution Tax Period, RemainCo would have a Correlative Detriment for which it is entitled to receive payment unless such tax credit could be carried forward by RemainCo.
          (c) Any Refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VII. To the extent a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.
     Section 4.2 Carrybacks. Each of the Parties shall be permitted (but not required) to carryback (or to cause its Affiliates to carryback) a Tax Attribute realized in a Post-Distribution Tax Period or a Straddle Period to a Pre-Distribution Tax Period or a Straddle Period only if such carryback cannot result in one or more other Parties (or their Affiliates) being liable for additional Taxes. If a carryback could result in one or more Parties (or their Affiliates) being liable for additional Taxes, such carryback shall be permitted only if all of such Parties consent to such carryback, which consent shall not be unreasonably withheld. Any Party that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that arise as a result of the subsequent adjustment, if any, to the carryback claim unless the carryback results in a Refund that is shared pursuant to Section 4.1(a) or results in a Correlative Detriment pursuant to Section 4.1(b).
     Section 4.3 Amended Tax Returns.

          (a) Notwithstanding Sections 3.1 and 3.2, a Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Period for members of its Tax Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner (x) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; and (y) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (ii) if such amended Tax Return could result in one or more other Parties becoming responsible for a payment of Taxes pursuant to Article II or a payment to a Party pursuant to Article VIII, such amended Tax Return shall be permitted only if the consent of such other Parties is obtained. The consent of such other Parties shall not be withheld unreasonably and shall be deemed to be obtained in the event that a Party or its Subsidiary is required to file an amended Tax Return as a result of an Audit adjustment.
          (b) A Party or its Subsidiary that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.
          (c) A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.
ARTICLE V
DISTRIBUTION TAXES
     Section 5.1 Representations.
          (a) Ruling Documents. SpinCo hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, SpinCo Affiliates, or the Death Care Business), and (ii) to the extent there are references to SpinCo, SpinCo Affiliates, or the Death Care Business, the facts presented and the representations made therein are true, correct, and complete.
          (b) Tax-Free Status. SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Restructuring and/or the Distribution not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Agreement, the Distribution Agreement, the IRS Ruling, the Tax Opinion, or the Representation Letter to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Restructuring and/or the Distribution.
          (c) Reciprocal Representations and Warranties as to RemainCo. With respect to the representations and warranties made in Sections 5.1(a) and (b), RemainCo makes the same representations as to RemainCo, the RemainCo Affiliates and the Medical Technology Business.
          (d) Plan or Series of Related Transactions. SpinCo hereby represents and warrants that, to the knowledge of SpinCo and the management of SpinCo, neither the Restructuring nor the Distribution are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in SpinCo or any successor to SpinCo.
     Section 5.2 Covenants.
          (a) Actions Consistent with Representations and Covenants. SpinCo shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and SpinCo shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Distribution Agreement, the Other Agreements, the Tax Ruling, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, SpinCo Affiliates, or the Death Care Business), the Tax Opinion, or the Representation Letter.
          (b) Preservation of Tax-Free Status. SpinCo shall not take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of the Death Care Business; payment of extraordinary dividends to shareholders; and acquisitions or issuances of stock) or permit any SpinCo Affiliate to take any such action, and SpinCo shall not fail to take any such action or permit any SpinCo Affiliate to fail to take any such action where such action or failure to act would have an adverse effect on the Tax-Free Status of the Restructuring and/or the Distribution.
          (c) Reciprocal Covenants by RemainCo. With respect to the covenants contained in Sections 5.2(a) and (b), RemainCo obligates itself to the same covenants as if they pertained to RemainCo, the RemainCo Affiliates and the Medical Technology Business.
          (d) Sales Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, neither SpinCo nor any SpinCo Affiliate shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of SpinCo or any SpinCo Affiliate; provided, however, that (i) SpinCo may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(6) of IRS Revenue Procedure 96-30 (as in effect prior to its modification by IRS Revenue Procedure 2003-48), (ii) SpinCo may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (iii) SpinCo may issue Equity Securities provided that such issuance does not, individually or when aggregated with other issuances and any transactions occurring in the four-year period beginning on the date which is two years before the Distribution Date, and with any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution (other than issuances of Equity Securities described in clause (ii) above), result in one or more Persons acquiring, directly or indirectly, (as determined under Section 355(e) of the Code, taking into account applicable constructive ownership rules) stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto).

          (e) Tender Offers; Other Business Transactions. Until the first day after the Restriction Period, neither SpinCo nor SpinCo Affiliate shall (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of SpinCo, (ii) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of SpinCo, or (iii) approve or otherwise permit any proposed business combination or merger or any transaction which, in the case of clauses (i), (ii) or (iii), individually or when aggregated with any other transactions occurring within the four-year period beginning on the date which is two years before the Distribution Date, and with any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution (other than issuances of Equity Securities described in Section 5.2(d)(ii) above), results in one or more Persons acquiring, directly or indirectly, (as determined under Section 355(e) of the Code, taking into account applicable constructive ownership rules) stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto). In addition, neither SpinCo nor any SpinCo Affiliate shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or (iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the Distribution, even if at the time of the Distribution or thereafter such action is subject to various conditions.
          (f) Dispositions of Assets. Until the first day after the Restriction Period, neither SpinCo nor any SpinCo Affiliate shall, or shall agree to, sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 50% of the gross assets of SpinCo, nor shall SpinCo or any SpinCo Affiliate sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 50% of the consolidated gross assets of SpinCo Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of SpinCo or SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of SpinCo Group as of the Distribution Date. For purposes of this Section 5.2(f), a merger of SpinCo or one of its subsidiaries with and into any Person (other than SpinCo or one of its subsidiaries) shall constitute a disposition of all of the assets of SpinCo or such subsidiary.
          (g) Liquidations Mergers, Reorganizations. Until the first day after the Restriction Period, neither SpinCo nor its subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, however, mergers of direct or indirect wholly-owned subsidiaries of SpinCo solely with and into SpinCo or with other direct or indirect wholly-owned subsidiaries of SpinCo, and liquidations of SpinCo’s subsidiaries, are not subject to this Section 5.2(g) to the extent not inconsistent with the Tax-Free Status of the Restructuring and the Distribution; provided further that nothing in this Section 5.2(g) shall prohibit any merger involving SpinCo or an SpinCo Affiliate not otherwise prohibited by Section 5.2(e).

          (h) Changes to Voting Rights. Until the first day after the Restriction Period, neither SpinCo nor any SpinCo Affiliate shall amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a shareholder vote or otherwise, affecting the relative voting rights of its separate classes of stock (including, without limitation, through the conversion of one class of stock into another class of stock), but only to the extent such change, if treated as an issuance of Equity Securities, would be prohibited by Section 5.2(d).
          (i) Permitted Transactions. Notwithstanding the restrictions otherwise imposed by Sections 5.2(d) through 5.2(h), during the Restriction Period, SpinCo may (i) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 5.2(d), (ii) sell or otherwise dispose of the assets of SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 5.2(e), (iii) merge SpinCo or any SpinCo Affiliate with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 5.2(g), (iv) issue Equity Securities of SpinCo or any SpinCo Affiliate in a transaction that would otherwise breach the covenant set forth in Section 5.2(d), or (v) take any action affecting the relative voting rights of the separate classes of stock of SpinCo or any SpinCo Affiliate that would otherwise breach the covenant set forth in Section 5.2(h), if and only if such transaction or action would not violate Section 5.2(a) or Section 5.2(b) and Section 5.2(j) is satisfied.
          (j) Supplemental Ruling: Tax Opinion. Prior to entering into any agreement contemplating a transaction or action during the Restriction Period described in clauses (i), (ii), (iii), (iv) or (v) of Section 5.2(i): (A) SpinCo shall request that RemainCo obtain a Supplemental Ruling in accordance with Section 5.3 of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Restructuring and the Distribution and RemainCo shall have received such a Supplemental Ruling in form and substance satisfactory to RemainCo in its sole and absolute discretion or (B) SpinCo shall provide RemainCo with an Unqualified Tax Opinion from Qualified Tax Counsel or another nationally recognized independent tax advisor in form and substance satisfactory to RemainCo in its reasonable discretion (and in determining whether an opinion is satisfactory, RemainCo may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) providing that such transaction or action will not affect the Tax-Free Status of the Restructuring and the Distribution.
     Section 5.3 Supplemental Rulings and Restrictions on SpinCo.
          (a) Supplemental Rulings at RemainCo Request. RemainCo shall have the right to obtain a Supplemental Ruling in its sole and absolute discretion. If RemainCo determines to obtain a Supplemental Ruling, SpinCo shall (and shall cause each SpinCo Affiliate to) cooperate with RemainCo and take any and all actions reasonably requested by RemainCo in connection with obtaining the Supplemental Ruling (including, without limitation, by making any representation or providing any materials or information requested by any Tax Authority; provided that SpinCo shall not be required to make (or cause any SpinCo Affiliate to make) any representation that is inconsistent with historical facts or as to future matters or events over which it has no control) or to take any action that reasonably could be expected to be adverse to its business, its financial condition or its assets. RemainCo shall reimburse SpinCo for all reasonable costs and expenses incurred by SpinCo or its Affiliates in obtaining a Supplemental Ruling requested by RemainCo within ten (10) Business Days after receiving an invoice from SpinCo therefor. In connection with obtaining a Supplemental Ruling pursuant to this Section 5.3(a), (i) RemainCo shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by RemainCo in connection therewith; (ii) RemainCo shall (a) reasonably in advance of the submission of any Supplemental Ruling Request, provide SpinCo with a draft copy thereof, (b) reasonably consider SpinCo ‘s comments on such draft copy, and (c) provide SpinCo with a final copy of any Supplemental Ruling Request; and (iii) RemainCo shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with any Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling.
          (b) Supplemental Rulings at SpinCo’s Request. RemainCo agrees that at the reasonable request of SpinCo pursuant to Section 5.2(j), RemainCo shall (and shall cause each RemainCo Affiliate to) cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling from the IRS for the purpose of confirming compliance on the part of SpinCo or any SpinCo Affiliate with its obligations under Section 5.2 of this Agreement. Further, in no event shall RemainCo be required to file any Supplemental Ruling Request under this Section 5.3(b) unless SpinCo represents that it has reviewed the Supplemental Ruling Documents and all information and representations, if any, relating to SpinCo or any SpinCo Affiliate, contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. SpinCo shall reimburse RemainCo for all reasonable costs and expenses incurred by RemainCo or its Affiliates in obtaining a Supplemental Ruling requested by SpinCo within ten (10) Business Days after receiving an invoice from RemainCo therefor. SpinCo hereby agrees that RemainCo shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only RemainCo shall apply for a Supplemental Ruling. In connection with obtaining a Supplemental Ruling pursuant to this Section 5.3(b), (i) RemainCo shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by RemainCo in connection therewith; (ii) RemainCo shall (a) reasonably in advance of the submission of any Supplemental Ruling Request, provide SpinCo with a draft copy thereof, (b) reasonably consider SpinCo’s comments on such draft copy, and (c) provide SpinCo with a final copy of any Supplemental Ruling Request; and (iii) RemainCo shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.
     Section 5.4 Liability for Undertaking Certain Actions.
          (a) Notwithstanding anything in this Agreement to the contrary, SpinCo shall be responsible for, and shall indemnify and hold harmless RemainCo and each of its Affiliates from and against any liability for Taxes that are attributable to or result from any act or failure to act by SpinCo or any SpinCo Affiliate, which action or failure to act breaches any of its representations or covenants contained in this Article V hereof (without regard to the exceptions or provisos set forth in such provisions but expressly excluding the representations and covenants by RemainCo in Sections 5.1(c) and 5.2(c) hereof), expressly including, for this purpose, any

Permitted Transactions and any act or failure to act that breaches Section 5.2(d) or 5.2(i) regardless of whether such act or failure to act is permitted by Section 5.2(c) through 5.2(h).
          (b) Notwithstanding anything in this Agreement to the contrary, RemainCo shall be responsible for, and shall indemnify and hold harmless SpinCo and each of its Affiliates from and against any liability for Taxes that are attributable to or result from any Fault of RemainCo or any RemainCo Affiliate.
          (c) “Fault” shall mean the breach of a representation, warranty or covenant under this Article V by a Party or any of its Affiliates to the extent applicable to or made by such Party or any of its Affiliates.
     Section 5.5 Liability Not Attributable to Fault. If the Distribution Taxes are not attributable to the Fault of SpinCo or any SpinCo Affiliate or the Fault of RemainCo or any RemainCo Affiliate, the responsibility for such Distribution Taxes shall be shared by RemainCo and SpinCo in proportion to the relative market values of RemainCo and SpinCo derived from taking the average traded stock price for each of RemainCo and SpinCo for the five (5) trading days subsequent to the Distribution Date, with RemainCo to bear a percentage equal to its market value divided by the combined market values of both RemainCo and SpinCo (the “RemainCo No Fault Percentage”) and SpinCo to bear a percentage equal to its market value divided by the combined market values of both RemainCo and SpinCo (the “SpinCo No Fault Percentage”).
     Section 5.6 Cooperation.
          (a) Without limiting the prohibition set forth in Section 5.3(c), until the first day after the Restriction Period, SpinCo shall furnish RemainCo with a copy of any ruling request that SpinCo or any SpinCo Affiliate may file with the IRS or any other Taxing Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Restructuring and the Distribution.
          (b) RemainCo shall reasonably cooperate with SpinCo in connection with any request by SpinCo for an Unqualified Tax Opinion pursuant to Section 5.2(j) and shall use its reasonable best efforts to assist SpinCo in obtaining an Unqualified Tax Opinion pursuant to Section 5.2(j).
ARTICLE VI
INDEMNIFICATION
     Section 6.1 Indemnification Obligations of RemainCo. RemainCo shall indemnify SpinCo and SpinCo’s Affiliates and hold them harmless from and against (without duplication):
          (a) All Taxes and other amounts for which RemainCo Group is responsible under this Agreement; and
          (b) All Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of RemainCo under this Agreement.

     Section 6.2 Indemnification Obligations of SpinCo. SpinCo shall indemnify RemainCo and RemainCo’s, Affiliates and hold them harmless from and against (without duplication):
          (a) all Taxes and other amounts for which SpinCo Group is responsible under this Agreement; and
          (b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of SpinCo under this Agreement.
ARTICLE VII
PAYMENTS
     Section 7.1 Payments.
          (a) General. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement:
               (i) Aggregate Payments of Less than $500,000. If such payments are in the aggregate less than $500,000 during the calendar quarter, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 12.5 during the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within ten (10) Business Days after the end of the calendar quarter in which written notice of such payment is delivered to the Indemnifying Party (or, if later, within thirty (30) Business Days of such delivery).
               (ii) Payments Equal to or Greater than $500,000. If such payments are individually or in the aggregate equal to or greater than $500,000, the Indemnified Party shall deliver written notice of the payment to the Indemnifying Party in accordance with Section 12.5 at least ten (10) Business Days in advance of the date or dates on which the obligations giving rise to the indemnification payment must be satisfied (in the case of aggregate payments in excess of $500,000, the earliest date that any such payment must be satisfied), and the Indemnifying Party shall be required to make payment to the Indemnified Party no later than the later of (A) five (5) Business Days after receipt of such notice or (B) five (5) Business Days prior to the date on which the obligations giving rise to the indemnification must be satisfied. The Indemnified Party shall, within one (1) Business Day after the date on which the obligation giving rise to the indemnification payment is satisfied, pay interest to the Indemnifying Party that accrues (at a rate equal to one (1) week LIBOR minus 25 basis points) on the amount of such payment from the date of receipt of such payment by the Indemnified Party until the date on which the obligation is satisfied.
          (b) Procedural Matters. The written notice delivered to the Indemnifying Party in accordance with Section 12.5 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to another Party pursuant to this Section 7.1 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 7.1, such Indemnifying Party shall not be considered to be in breach of its covenants and obligations established in this Section 7.1 unless and until such failure exists on the date on which the obligation giving rise to the indemnification payment must be satisfied; provided, however, that the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Base Rate plus 200 basis points) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; and (ii) any costs or expenses, including any breakage costs, incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.
          (c) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 7.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 7.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.
     Section 7.2 Treatment of Payments made Pursuant to Tax Sharing Agreement. Unless otherwise required by a Final Determination, this Agreement or a “more likely than not” tax opinion rendered by a Party’s tax advisor, for U.S. federal Tax purposes, any payment made pursuant to this Agreement by:
          (a) SpinCo to RemainCo shall be treated for all Tax purposes as a distribution by SpinCo to RemainCo with respect to stock of SpinCo under Section 301 of the Code occurring after SpinCo is directly owned by RemainCo and immediately before the applicable Distribution;
          (b) RemainCo to SpinCo shall be treated for all Tax purposes as a tax-free contribution by RemainCo to SpinCo with respect to its stock occurring after SpinCo is directly owned by RemainCo and immediately before the applicable Distribution;
          (c) Payments made by a Party for its reasonable and necessary costs and expenses with respect to either the Distribution Agreement or Judgment Sharing Agreement shall be treated as amounts deductible by such Party pursuant to Section 162 of the Code; and
          (d) In each case, none of the Parties shall take any position inconsistent with such treatment, and for purposes of this Section 7.2, making any type of disclosure in a Tax Return for the purpose of avoiding penalties shall not be considered as taking a position that is inconsistent.
In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

     Section 7.3 Treatment of Payments made Pursuant to Distribution Agreement and Judgment Sharing Agreement. Unless otherwise required by a Final Determination or this Article VII, for U.S. federal Income Tax purposes, payments made by one Party to another pursuant to the Distribution Agreement or Judgment Sharing Agreement shall be treated in accordance with the principles set forth in Section 7.2. Further, none of the Parties shall take any position inconsistent with such treatment, except to the extent that there is a Final Determination with respect to the paying Party that such payment is not deductible. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to the Distribution Agreement or Judgment Sharing Agreement should be other than as set forth in this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.
     Section 7.4 Payments Net of Tax Benefit Actually Realized. All amounts required to be paid by one Party to another pursuant to this Agreement, the Distribution Agreement or the Judgment Sharing Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Subsidiaries with respect to such payments in the taxable year the payment is made or any prior taxable year.
ARTICLE VIII
AUDITS
     Section 8.1 Notice. Within fifteen (15) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority (reduced to ten (10) Business Days for written notices received from a state or local Taxing Authority) of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties via overnight mail. The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.
     Section 8.2 Audits.
          (a) Determination of Party to Administer and Control an Audit. Subject to Sections 8.2(b), 8.2(c), and 8.2(d):
               (i) RemainCo and its Subsidiaries shall administer and control all Pre-Distribution U.S. Income Tax Audits;
               (ii) Pre-Distribution Transfer Pricing Tax Audits shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits;
               (iii) Pre-Distribution Non-Income or Non-U.S. Tax Audits shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits;

               (iv) Straddle Period Tax Audits shall be administered and controlled by the Party and its Subsidiaries that had the responsibility under Section 3.1 for preparing the Tax Return for such Straddle Period that is the subject of the Audit; and
               (v) Post-Distribution Tax Audits shall be administered and controlled by the Party and its Subsidiaries that had the responsibility under Section 3.1 for preparing the Tax Return for such Post-Distribution Tax Period that is the subject of the Audit.
          (b) Administration and Control: Cooperation. The Party responsible for administering and controlling an Audit pursuant to the provisions of Section 8.2(a), above (the “Audit Control Party”), shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit, including the selection of all external advisors. In that regard, the Audit Control Party (i) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Parties, and (ii) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause the other Party to become responsible for Taxes under Section 8.3, notify the Audit Representatives of such other Party of such settlement; provided, however, that the Audit Control Party shall not settle any issue or fail to contest any issue related to an Audit if such settlement or failure to contest would cause the other Party or any of its Affiliates to be liable for any Taxes without the consent of such Party, which consent shall not be unreasonably withheld or delayed. The other Party shall (and shall cause its Affiliates to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Control Party to be necessary to effectuate such administration and control. The Parties shall act in good faith and use their reasonable best efforts to cooperate fully with each other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Affiliates to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit. Notwithstanding anything to the contrary in this Section 8.2(b), after a Change of Control or a Bankruptcy of the Audit Control Party, the Audit Control Party shall not, during the ninety (90) day period following such Change of Control or Bankruptcy, choose to litigate any issue with respect to an Audit or make any decision to change the forum or jurisdiction with respect to which an issue arising under an Audit is being litigated, without the prior written consent of all of the Parties.
          (c) Participation Rights of Parties and Information Sharing with respect to Audits.
               (i) Each Party that would be responsible under Section 8.3 for Taxes resulting from an Audit (other than the Audit Control Party) (a “Participating Party”) shall have limited participation rights as set forth in this Section 8.2(c) with respect to such Audit. Promptly after the Distributions, the Audit Control Party shall arrange for a meeting or conference call that includes all of the Participating Parties to discuss the status of all ongoing Audits. In addition, promptly after notification of an Audit pursuant to Section 8.1, the Audit Control Party shall arrange for a meeting or conference call that includes all of the Participating Parties to plan for the management of such Audit. Thereafter, the Parties shall arrange for a meeting or conference call to be held on a monthly basis (or on such other basis as the Parties may agree) in order to facilitate regular communication on the status of the Audits. These meetings shall be scheduled at the beginning of each fiscal year and shall not be rescheduled without the consent of all of the Parties. The Parties may determine from time to time to have a separate special meeting to discuss a significant Audit issue. Each Participating Party shall identify any personnel and external advisors who are participating in each of the meetings described above, and shall provide a list of the names of such persons to the Audit Control Party in advance of such meeting.
               (ii) Upon the reasonable request of a Participating Party, the Audit Control Party shall make available relevant personnel and external advisors to meet with the Participating Party and its independent auditor in order to review the status of the Audits. The independent auditors of the Participating Parties shall have reasonable access to Audit-related information and personnel. The Participating Parties shall provide the Audit Control Party with reasonable notice of such requested meetings or information.
               (iii) The Participating Parties shall have reasonable access to the external advisors retained by the Audit Control Party to advise it and its Affiliates on matters pertaining to an Audit (“Audit External Advisor”) with respect to issues that may affect such Party’s liability for Taxes. In the event that a meeting described in (i) or (ii) above is attended by an Audit External Advisor, all of the Parties shall have the right to participate in such meeting by telephone or in person. The Audit Control Party shall provide the other Parties with notice (including the time and location) of such meeting at least twenty-four (24) hours in advance thereof. Any Participating Party may request a meeting with an Audit External Advisor on matters that are unrelated to the Audit; provided; however, that if the matter involves evaluating Audit related issues, the requesting Participating Party must give all of the other Parties at least twenty-four (24) hours notice prior to such meeting so that such Parties can elect to participate (failure to respond to the Participating Party’s notice prior to the meeting shall constitute an election to decline participation). No Party shall request an opinion on an Audit related issue from an Audit External Advisor unless the Audit Control Party affirmatively declines to obtain such opinion.
               (iv) Each Participating Party shall have access to any written documentation in the possession of the Audit Control Party that pertains to the Audit (including any written summaries of issues that the Audit Control Party has developed in the context of evaluating the financial reporting of the Audit) and the Audit Control Party shall make such information available in the offices of the Audit Control Party; provided, however, that if documentation was prepared solely by or on behalf of a Party, then the documentation must relate to issues with respect to which the Participating Party may have liability for Taxes. Such access shall be provided at such times and in such manner as the Parties agree, but no less frequently than monthly. Copies of the documentation will be made available to the Participating Parties at their sole cost and expense. The Audit Control Party shall undertake to use reasonable efforts to include within the written documentation described above information that is transmitted through electronic means, such as through internet e-mail. Subject to the exceptions listed on Schedule 8.2(c)(iv-1), the Audit Control Party shall maintain an internet-based or other electronic document repository system for written documentation related to the Audit, and each of the Participating Parties shall be granted, if so requested, “read only” access to such repository system at such requesting Party’s own cost and expense. Such system shall be managed and controlled by the Audit Control Party and all decisions with respect to the system (including but not limited to the documents to be posted to such system) shall be made by the Audit Control Party in its sole discretion; provided, however, that the Audit Control Party shall at a minimum post documents related to such Audits consistent with the U.S. Audit Control Party’s document posting practices immediately prior to the Distribution Date in respect to the U.S. federal Income Tax Audits of RemainCo’s, and SpinCo’s Subsidiaries. An illustrative, but not exclusive, list of the documents and other information to be made available by the Audit Control Party to the Participating Parties is set forth in Schedule 8.2(c)(iv-2).
               (v) The Participating Parties are encouraged to provide consultation to the Audit Control Party in regard to Audit strategy and shall, upon request of the Audit Control Party, provide such consultation. The Participating Party may elect to employ separate counsel to advise the Participating Party as additional counsel in or in connection with an Audit, but in that event, the fees and expenses of the separate counsel shall be paid solely by the Participating Party. The Audit Control Party shall in good faith consider all advice and other input received from the Participating Parties in connection with their consultations with respect to an Audit. However, the Audit Control Party shall retain the authority, in its reasonable discretion, to make all Audit decisions. In that regard, the Participating Parties and their separate counsels shall not be allowed to participate in any Audit-related meetings other than those described in (i) or (ii) above (unless such a meeting is attended by the personnel of a Participating Party, in which case that Participating Party may attend the meeting but may not actively participate), respond directly to a Taxing Authority conducting the Audit, or in any manner control resolution of the Audit.
               (vi) Any Participating Party shall have the right to attend all administrative meetings with and hearings involving the Governmental Authority that has initiated or is conducting the Audit and, in this connection, the Audit Control Party shall provide the Participating Parties with at least ten (10) days advance written notice of such meeting or hearing and, if the Audit Control Party has received notice of such hearing or meeting that is less than ten (10) days, the Audit Control Party shall provide as much advance written notice to the Participating Parties as is reasonable under the circumstances.
          (d) Change in Audit Control Party.
               (i) Notwithstanding the designation of a Party as the Audit Control Party pursuant to the provisions of Section 8.2(a), a Party may, upon thirty (30) days’ written notice to the Audit Control Party, appoint itself as the Audit Control Party for an Audit if:
a.	The Party will have a liability for a majority of the Taxes that may result upon a Final Determination of the Audit; or

b.	There is a Bankruptcy of the Audit Control Party.
               (ii) Each Party has the exclusive right to replace its respective Audit Representative provided that such Audit Representative must be an employee of such Party or any of its Affiliate, and in the event of such replacement, the applicable Party shall provide written notice of such replacement to the other Parties.
          (e) External and Internal Costs and Expenses. Each Party shall bear the internal and external costs and expenses incurred by it or any of its Affiliates related to Pre-

Distribution U.S. Income Tax Audits, Qualified Plan Tax Audits, Pre-Distribution Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits.
          (f) Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Control Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Control Party deems necessary or appropriate to implement the responsibilities of the Audit Control Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Control Party a power of attorney, substantially in the form attached hereto as Schedule 8.2(g-1), and such other documents as are reasonably requested from time to time by the Audit Control Party (or its designee). Such other documents include, but are not limited to, documents signed by an authorized corporate officer of a Party (or a Subsidiary of a Party), where the Audit Control Party determines that a power of attorney is insufficient (in which case such signed documents shall not be withheld) to allow the Audit Control Party to make the necessary or appropriate filings or to take steps necessary or appropriate to the Audit Control Party’s defense, prosecution, or settlement of an Audit under this Agreement; provided, that (i) such power of attorney or such other documents shall not expand the rights or powers of such Audit Control Party beyond those provided by this Agreement; (ii) activities conducted under a power of attorney or such other documents are limited to the activities authorized by that power of attorney or such other documents; (iii) a power of attorney or such other documents delivered by a Party to the Audit Control Party can be revoked only with the approval of the Audit Committee of the Board of Directors of the Party to which the power of attorney or such other documents relates; and (iv) a revocation of a power of attorney or such other documents by a Party’s Audit Committee also effects the immediate revocation of all powers of attorney or such other documents granted under, or derived from, the authority of the power of attorney that is revoked by that Party’s Audit Committee. Examples of activities for which the signature of a Party’s authorized representative could be required are set forth on Schedule 8.2(g-2).
     Section 8.3 Payment of Audit Amounts.
          (a) Tax Audits. Except with regard to adjustments to carryback claims in Section 4.2, Taxes payable in connection with any Final Determination with respect to a Tax Audit, other than with respect to Taxes that arise upon Audit and the allocation of the liability for such Taxes are set forth in Sections 8.3(b), (c), (d), (e) and (f) below, shall be allocated between RemainCo and SpinCo in the same manner as specified in Section 2.2.
          (b) Pre-Distribution Qualified Plan Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution Qualified Plan Tax Audit, RemainCo and SpinCo each shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority as a percentage of the amount of Final Determination that equals each Party’s portion of the RemainCo Pension Plan Assets as finally determined and divided pursuant to Section 3.2 of the Employee Matters Agreement.
          (c) Disallowance of Deductions with Respect to Certain Payments Paid to a Risk Affiliate. In connection with any Final Determination with respect to deductions that were taken on any Combined Returns or Separate Return for payments made to a Risk Affiliate, other than the payment of insurance premiums to a Risk Affiliate, the Taxes owing with respect to such

Final Determination shall be paid by RemainCo using the RemainCo Sharing Percentage and paid by SpinCo using the SpinCo Sharing Percentage.
          (d) Disallowance of Risk Affiliate’s Loss Reserves. In connection with any Final Determination that results in Federal Income Tax Liability for the RemainCo Consolidated Return Group that arises from the disallowance of the insurance loss reserves established by a Risk Affiliate and that were to continue subsequent to the Risk Affiliate’s merger into RemainCo or the Risk Affiliate’s liquidation, RemainCo shall pay its portion of such liability based on the tax deductible loss reserves of the Risk Affiliate allocated to it relative to the total tax-deductible reserves and SpinCo shall pay its portion of such liability based on the tax deductible loss reserves of the Risk Affiliate allocated to it relative to the total tax deductible reserves; provided, however, if SpinCo makes a payment or otherwise has liability for Taxes under this Section 8.3(d) and some or all of the loss reserves allocated to SpinCo ultimately are not deductible by SpinCo in respect of computing its Federal Income Tax Liability because of their disallowance upon an Audit, the RemainCo will reimburse SpinCo an amount equal to the value of the Tax detriment to SpinCo resulting from the amount of loss reserves that alternately are not deductible by SpinCo in computing its Federal Income Tax Liability.
          (e) Disallowance of SpinCo’s Payment of Overhead Expenses. In connection with any Final Determination with respect to deductions that were taken by SpinCo or its Affiliates on any Combined Return or Separate Returns for payments made to RemainCo with respect to reimbursements from SpinCo to RemainCo for corporate overhead and administrative expenses that are allocated to SpinCo, RemainCo shall be liable for the amount of such Final Determination, but not to exceed the amount of overhead and administrative expenses that RemainCo received and the deduction of which has been disallowed, with any amount in excess of such payments to RemainCo to be a liability of SpinCo.
          (f) Foreign Tax Audit. In connection with any Audit involving a foreign entity for a Pre-Distribution Tax Period or Straddle Period that results in a Final Adjustment and the payment of foreign Taxes, the liability for such additional foreign Taxes shall be paid by the Party or its Affiliate whose business operations resulted in the foreign Tax that is the subject of the Audit.
          (g) Adjustments to Refunds. Notwithstanding Sections 8.3(a) through (f), above, if a Final Determination with respect to an Audit includes an adjustment to a Refund previously received by a Party or its Affiliates, such Party shall be liable for one hundred percent (100%) of the amount owed to the extent of such recovery. For purposes of this Section 8.3(c), an amount shall be considered to be owed when it is actually paid or satisfied pursuant to an offset.
          (h) Payment Procedures. In connection with any Audit that results in an amount to be paid pursuant to Section 8.3(a), (b), (c), (d), (e) and (f), the Audit Control Party shall, within thirty (30) Business Days following a final resolution of such Audit, submit in writing to the other Party a preliminary determination (calculated and explained in detail reasonably sufficient to enable the Party to fully understand the basis for such determination and to permit such Party and its Affiliates to satisfy their financial reporting requirements) of the portion of such amount to be paid by each Party pursuant to Section 8.3(a), (b), (c), (d), (e) and (f), as applicable. Each of the Parties and its Affiliates shall have access to all data and information necessary to calculate such amounts and the Parties and their Affiliates shall cooperate fully in the determination of such amounts. Within twenty (20) Business Days following the receipt by a Party of the information described in this Section 8.3(h), such Party shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to the other Parties; such written notice shall contain such disputed item or items and the basis for its objection. If no Party objects by proper written notice to the other Parties within the time period described in this Section 8.3(h), the calculation of the amounts due and owing from each Party shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 8.3(h). If any Party objects by proper written notice to the other Parties within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable in accordance with Article XI. The Party or its Affiliate responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination shall make such payments to such Taxing Authority prior to the due date for such payments. The other Parties shall reimburse the paying Party in accordance with Article VII and Section 7.1 for the portion of such payments for which such other Parties are liable pursuant to this Section 8.3. The time periods specified above for submitting a preliminary determination and objecting may be shortened to a time period determined by the Parties if these Parties ascertain that such shortened time period is necessary to meet the Audit obligations of the Parties and their Affiliates.
          (i) Advance Payment of Taxes. In the event that the Audit Control Party decides to contest the position of a Taxing Authority taken with respect to a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Qualified Plan Tax Audit, a Pre-Distribution Payroll Tax Audit, or a Pre-Distribution Transfer Pricing Tax Audit in a forum or jurisdiction that requires the prepayment or deposit of the Taxes (or security for the Taxes) in order to contest the Taxes determined by the Taxing Authority to be due and payable, each of the other Parties must pay to the Audit Control Party its portion of such prepayment determined in accordance with this Section 8.3; provided, however, if any Party’s portion of such prepayment exceeds $250,000, the Parties shall only be obligated to pay their portions of such prepayment if the Parties vote in favor of the Audit Control Party’s decision as to choice of forum or jurisdiction. Each of the Parties shall deliver its written vote to the Audit Control Party within ten (10) days of its receipt of written notice of the Audit Control Party’s decision as to choice of forum or jurisdiction and the amount of the required prepayment. A recoupment of all or a portion of a prepayment of Taxes resulting from a Final Determination shall be paid to the Party or Parties that contributed to such prepayment, in proportion to such contributions. No Party shall be liable to any other Party in the event that a Final Determination does not allow for the recovery of all or a portion of a prepayment.
     Section 8.4 Correlative Adjustments. If pursuant to a Final Determination there is a Correlative Adjustment attributable to a Pre-Distribution Non-Income or Non-U.S. Tax Audit that causes a Party or its Affiliate to become entitled to a tax benefit, such Party shall pay to the Party that experiences, or whose Affiliates experience, a tax detriment in an amount equal to the lesser of (a) the Tax Benefit Actually Realized or (b) the amount of the tax detriment as a result of such Correlative Adjustment.

ARTICLE IX
ALLOCATION OF TAX ATTRIBUTES AND
OTHER TAX MATTERS
     Section 9.1 Allocation of Tax Attributes. Each Party shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Effective Time; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (d) reasonably determined by the Party to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Periods ending on the Distribution Date. Each Party agrees to provide the other Parties with all of the information supporting the Tax Attribute determinations made by that Party pursuant to this Section 9.1. Notwithstanding the above, the Tax Attributes listed on Schedule 9.1 shall be allocated among the Parties in the manner specified thereon.
     Section 9.2 Third Party Tax Indemnities and Benefits. Notwithstanding anything to the contrary in this Agreement, the Parties shall share in accordance with their No-Fault Sharing Percentages (a) any duty or obligation (contractual or otherwise) of a Party or any of its Affiliates, and (b) any Tax benefits, in either case, that arose or is attributable to a period (or portion thereof) ending on or prior to the Distribution Date, to reimburse or be reimbursed by, as the case may be, a Person other than a Party or its Affiliates pursuant to a contractual Tax indemnity agreement entered into in conjunction with the acquisition or disposition of a business. Each Party shall promptly notify the other Party upon receiving notice of any amount to be shared pursuant to this Section 9.2.
ARTICLE X
DEFAULTED AMOUNTS
     Section 10.1 General. In the event that one or more Parties defaults on its obligation to pay Distribution Taxes for which it is liable pursuant to Article V to another Party, then each non-defaulting Party shall be required to pay an equal portion of such Distribution Taxes to such other Party; provided, however, that no payment obligation shall exist under this Section 10.1 with respect to Distribution Taxes that are attributable to the Fault of one or more Parties; provided, further, that any payment of Distribution Taxes by a non-defaulting Party pursuant to this Section 10.1 shall in no way release the defaulting Party from its obligations to pay such Distribution Taxes and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such payment by a non-defaulting Party at a rate per annum equal to the then applicable Base Rate plus four percent (4%), or the maximum legal rate, whichever is lower. In connection with the foregoing, it is expressly understood that any defaulting Party’s rights to any amounts to be received by such defaulting Party hereunder may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party to pay the Distribution Taxes that are borne by the non-defaulting Parties; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party or Parties.

     Section 10.2 Subsidiary Funding. Without limitation of the Parties’ rights and obligations otherwise set forth in this Agreement and provided that no other Party has defaulted on any of its obligations pursuant to this Agreement, each Party agrees to provide or cause to be provided such funding as is necessary to ensure that its respective Subsidiaries are able to satisfy their respective Tax liabilities to a Taxing Authority that arise as a result of a Final Determination under Section 8.3 of this Agreement, including any such Tax liabilities that, upon default by a Party’s Subsidiary, may result in another Party’s Subsidiary paying or being required to pay the defaulted Tax liabilities to a Taxing Authority.
ARTICLE XI
ARBITRATION; DISPUTE RESOLUTION
     Section 11.1 Agreement to Arbitrate. The procedures for discussion, negotiation and arbitration set forth in this Article XI shall be the final, binding and exclusive means to resolve, and shall apply to, all disputes, controversies or claims (whether in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article XI shall be the final, binding and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any dispute, controversy or claim covered by this Section 11.1.
     Section 11.2 Escalation.
          (a) Expeditious Resolution. It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered by this Agreement that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate business function or division within such entity). A copy of any such Escalation Notice shall be delivered addressed to the General Counsel, or like chief legal officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the Parties may be established by agreement of the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within 20 days of the Escalation Notice.
          (b) Good Faith Negotiations. Following delivery of an Escalation Notice, the Parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute, controversy or claim. The Parties may, by mutual consent, retain a mediator to aid the Parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators selected by the Parties or by other agreement of the Parties. All third-party costs of the mediation shall be borne equally by the Parties involved in the matter, and each Party shall be responsible for its own expenses. Mediation is not a prerequisite to an Arbitration Demand Notice under Section 11.3.
     Section 11.3 Demand for Arbitration.
          (a) Initiation of Process. At any time following 60 days after the date of an Escalation Notice (the “Arbitration Demand Date”), any Party involved in the dispute, controversy or claim (regardless of whether such Party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy or claim (an “Arbitration Demand Notice”). Delivery of an Escalation Notice by a Party shall be a prerequisite to delivery of an Arbitration Demand Notice by that Party or the other Party; provided, however, that in the event that any Party shall deliver an Arbitration Demand Notice to the other Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No Party may assert that the failure to resolve any matter during any prior discussions or negotiations, the course of conduct during such prior discussions or negotiations, or the failure to agree on a mutually acceptable time, agenda, location or procedure for a meeting is a prerequisite to an Arbitration Demand Notice under Section 11.3. In the event that any Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.
          (b) Limitation Periods. Any Arbitration Demand Notice may be given until the date that is two years after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each of the Parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the occurrence of the Applicable Deadline, as between or among the Parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Section 11.9, upon delivery of an Arbitration Demand Notice pursuant to Section 11.3(a) prior to the Applicable Deadline, the dispute, controversy or claim, and all substantive and procedural issues related thereto, shall be decided by a three member panel of arbitrators in accordance with this Article XI.
     Section 11.4 Arbitrators.
          (a) Selection. The Party delivering the Arbitration Demand Notice shall notify the American Arbitration Association (“AAA”) and the other Party in writing describing in reasonable detail the nature of the dispute. Within 20 days of the date of the Arbitration Demand

Notice, each Party to the dispute shall select one arbitrator from the members of a panel of arbitrators of the AAA. The selected arbitrators shall then jointly select a third arbitrator from the members of a panel of arbitrators of the AAA, and such third arbitrator shall be disinterested with respect to each of the Parties and shall be experienced in complex commercial arbitration. In the event that the Parties’ selected arbitrators are unable to agree on the selection of the third arbitrator, the AAA shall select the third arbitrator, within 45 days of the date of the Arbitration Demand Notice. In the event that any arbitrator is unable to serve, his replacement will be selected in the same manner as the arbitrator to be replaced. The vote of two of the three arbitrators shall be required for any decision under this Article XI.
          (b) Time. The arbitrators will set a time for the hearing of the matter which will commence no later than 180 days after the date of appointment of the third arbitrator and which hearing will be no longer than 30 days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrators will be rendered in writing to the Parties not later than 60 days after the last day of the hearing, unless otherwise agreed by the Parties in writing.
          (c) Place. The place of any arbitration hereunder will be Indianapolis, Indiana, and the language of any arbitration hereunder will be English. Unless otherwise agreed by the Parties, the arbitration hearing shall be conducted on consecutive days.
     Section 11.5 Hearings. Within the time period specified in Section 11.4(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both of the Parties. If the arbitrators deem it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrators may, in their discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (“Rules”) in effect on the date the Arbitration Demand Notice is served. The decision of the arbitrators will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest at the Base Rate plus 2% per annum, subject to any maximum amount permitted by applicable law. To the extent that the provisions of this Agreement and the prevailing Rules conflict, the provisions of this Agreement shall govern.
     Section 11.6 Discovery and Certain Other Matters.
          (a) Production of Documents. Any Party involved in a dispute, controversy or claim subject to this Article XI may request document production from the other Party or Parties of specific and expressly relevant documents, with the reasonable expenses of the producing Party incurred in such production paid by the requesting Party. Any such discovery shall be conducted in accordance with the Rules, subject to the discretion of the arbitrators. Any such discovery shall be conducted expeditiously and shall not cause the hearing to be adjourned except upon consent of all Parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a Party to the proceeding. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the Parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrators for resolution. Subject to the terms of this Agreement, all discovery requests will be subject to the Parties’ rights to claim any applicable privilege, and no joint privilege may be waived without the prior written consent of both Parties to this Agreement. The arbitrators will adopt procedures to protect the proprietary rights of the Parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.
          (b) Authority of Arbitrators. The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive damages. It is the intention of the Parties that in rendering a decision the arbitrators give effect to the applicable provisions of this Agreement and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).
          (c) Effect of Failure to Participate. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing Party.
          (d) Costs. Arbitration costs will be borne equally by each Party involved in the matter, and each Party will be responsible for its own attorneys’ fees and other costs and expenses, including the costs of any expert witnesses selected by such Party.
     Section 11.7 Certain Additional Matters.
          (a) Nature of Award. Any arbitration award shall be a bare award limited to a holding for or against a Party and shall be without findings as to facts, issues or conclusions of law and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.
          (b) Confidentiality of Proceedings. Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of this Section 11.7(b) and except as may be required in order to enforce any award. Each of the Parties shall request that any mediator or arbitrator comply with such confidentiality requirement.
     Section 11.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of the dispute resolution procedures pursuant to this Article XI with respect to all matters not subject to such dispute, controversy or claim.
     Section 11.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article XI, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act, as amended, and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 12.4.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Complete Agreement. This Agreement, the Schedules hereto and the other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     Section 12.2 Other Agreements. Except as otherwise expressly provided herein, if there shall be a conflict or an inconsistency between the provisions of this Agreement and the provisions of the Distribution Agreement or any of the Other Agreements, the provisions of this Agreement shall control over the inconsistent provisions of the Distribution Agreement or any of the Other Agreements.
     Section 12.3 Expenses. RemainCo and SpinCo shall each be responsible for its expenses incurred in connection with the Distribution.
     Section 12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matters described in Article XI.
     Section 12.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including a nationally recognized delivery service) by facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to RemainCo:	Hillenbrand Industries, Inc.
1069 State Route 46 East
Batesville, IN 47006-8835
c/o Corporate Secretary

If to SpinCo:	Batesville Holdings, Inc.
One Batesville Boulevard
Batesville, IN 47006-8835
c/o General Counsel
or to such other address as a Party may have furnished to the other Party by a notice in writing in accordance with this Section 12.5.
     Section 12.6 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the Parties.
     Section 12.7 Successors and Assigns: No Third Party Beneficiaries. This Agreement is made and shall be binding on and inure solely to the benefit of the RemainCo Group and the SpinCo Group and their respective successors or permitted assigns and does not otherwise confer any rights or defenses on any other Person. Neither RemainCo nor SpinCo may assign any of its rights or obligations under this Agreement to another Person without the consent of the other Party to this Agreement, which consent may be withheld for any reason or no reason. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns, and (b) each Party to this Agreement shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to the other Party.
     Section 12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 12.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 12.10 Legal Enforceability. Each Party agrees that it shall not, directly or indirectly, challenge the enforceability of this Agreement on any grounds or under any circumstances. Without limiting the effect of the immediately preceding sentence, if any provision of this Agreement is determined by a Governmental Authority or the arbitrators selected under Section 11.4 to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each Party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Parties hereunder shall be specifically enforceable.
     Section 12.11 Performance Standard. Each of RemainCo and SpinCo agrees to at all times exercise good faith and fair dealing in the performance of its rights and obligations under this Agreement and to cause the members of its respective Group to do likewise.
     Section 12.12 Authority. Each Party represents to the other that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions; (c) it has duly and validly executed and delivered this Agreement; and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     Section 12.13 Joint Authorship. This Agreement shall be treated as though it were jointly drafted by RemainCo and SpinCo, and any ambiguities shall not be construed for or against any Party on the basis of attributed authorship.
     Section 12.14 References; Interpretation.
          (a) Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof’, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
          (b) The Parties agree that this Agreement is intended solely to determine the cash tax obligations of the Parties and does not address the manner or method of tax accounting for any item.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

HILLENBRAND INDUSTRIES, INC.
By:	/s/ Patrick D. de Maynadier
	Name:	Patrick D. de Maynadier
	Title:	Senior Vice President, General Counsel and Secretary

BATESVILLE HOLDINGS, INC.
By:	/s/ John R. Zerkle
	Name:	John R. Zerkle
	Title:	Senior Vice President, General Counsel and Secretary

Schedule 1.1(c)
Adjustments that Form Part of the Adjusted Allocation Method
The modifications that are part of the Adjusted Allocation Method are as follows:
1. Foreign Tax credit under sections 27 and 901 — SpinCo’s foreign tax credit shall be determined on a theoretical separate standalone basis; provided, however, any foreign tax credit carry forward allocated to SpinCo in excess of a carry forward from the theoretical separate stand-alone calculation, both determined pursuant to Reg. § 1.1502-79(d)(2), shall reduce the amount of credit utilized on a stand alone basis, but not below zero.
2. Research Credit under Section 41 — the consolidated research credit shall be allocated to the subgroups based on each subgroup’s qualified research expenditures.
3. Capital Gains and Losses and Net Capital Loss Carryovers — are attributed to and allocated between SpinCo and RemainCo pursuant to Treas. Reg. 1.1502-22.
4. Domestic Manufacturing Deduction under Section 199 — SpinCo’s domestic manufacturing deduction shall be determined using consolidated taxable income with reasonable allocations of expenses to SpinCo and RemainCo income.
5. ETI- SpinCo’s ETI shall be determined using consolidated taxable income with reasonable allocations of expenses to SpinCo and RemainCo income.
6. Other Items — any other item calculated on a consolidated basis for purposes of the U.S. federal income tax return shall be subject to similar adjustments with an intent to reflect SpinCo’s separate company tax liability with any adjustment being intended to reflect a ratable share of the benefit or detriment of participating in the consolidated federal return.